Exhibit 10.3

Each of the Stock Plan Subcommittee of the Compensation Committee and the Compensation Committee of the Board of Directors of The Estée Lauder Companies Inc. reserves the right to change provisions of this Agreement to comply with the American Jobs Creation Act of 2004 or other applicable laws or regulations.

Performance Share Unit Award Agreement Under

The Estée Lauder Companies Inc.

Amended and Restated Fiscal 2002 Share Incentive Plan (the “Plan”)

This PERFORMANCE SHARE UNIT AWARD AGREEMENT (“Agreement”) provides for the granting of performance share unit awards by The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), to the participant, an employee of the Company or one of its subsidiaries (the “Participant”), representing a notional account equal to a corresponding number of shares of the Company’s Class A Common Stock, par value $0.01 (the “Shares”), subject to the terms below (the “Performance Share Units”).  The name of the “Participant,” the “Grant Date,” the aggregate number of Shares representing the Target Award, and the Plan Achievement (as defined below) goals are stated in the attached “Notice of Grant,” and are incorporated by reference.  The other terms of this Performance Share Unit Award are stated in this Agreement and in the Plan. Terms not defined in this Agreement are defined in the Plan, as amended.

1.     Award Grant. The Company hereby awards to the Participant a target award of Performance Share Units in respect of the number of Shares set forth in the Notice of Grant (the “Target Award”), representing a Stock Unit and Performance-Based Award under the terms of the Plan.

2.     Right to Payment of Performance Share Units. It is understood that the percentage of the Target Award earned and paid will be established by the Committee based on the plan achievement (the “Plan Achievement”) during the period specified in the Notice of Grant (the “Award Period”).  The Plan Achievement is comprised of, and is measured separately with respect to the components stated in the attached Notice of Grant.  Actual payment of the Performance Share Units awarded will be determined for each component in accordance with the table attached hereto as Schedule “A.”

3.     Payment of Awards. Payments under this Agreement will be made in the number of Shares that is equivalent to the number of Performance Share Units earned and payable to the Participant pursuant to paragraph 2 above. Except as otherwise provided in paragraph 4 below, payments will be made as soon as practicable after the Award Period ends, but in no event later than 2 and 1/2 months following the last day of the calendar year in which the Award Period ends. The form of payout will be in Shares.

Upon a Change in Control, each Performance Share Unit with a Performance Period ending after the Change in Control will become payable to the Participant with the total number of Shares to be paid equal to the greater of (a) the Target Award or (b) the amount of Shares to be paid based upon performance assuming the Performance Period ended on the date of the Change in Control.  Payments upon a Change in Control will be made within two weeks following the Change in Control.  If the Shares cease to be outstanding immediately after the Change in Control (e.g., due to a merger with and into another entity), then the consideration to be received per Share will equal the consideration paid to each stockholder per Share generally upon the Change in Control.  Each Performance Share Unit for a Performance Period ended on or prior to the Change in Control shall be paid out in accordance with the

Plan and this Agreement.

4.     Termination of Employment. If the Participant’s employment terminates during the Award Period, payouts will be as follows:

(a)                      Death.  If the Participant dies, the Performance Share Units will be paid as a pro rata Target Award for the number of full months employed during the Award Period (i.e., the proration of the Target Award equals a fraction, the numerator of which is the number of full calendar months of service completed during the Award Period through the Participant’s death and the denominator of which is the number of full calendar months in the Award Period).  Payment will occur as soon as practicable following the Participant’s death and in accordance with any applicable laws or Company procedures regarding the payments.

(b)                     Retirement.  If the Participant formally retires under the terms of The Estée Lauder Companies Retirement Growth Account Plan (or an affiliate or a successor plan or program of similar purpose), the Performance Share Unit Award will continue through the Award Period and the Participant will be paid based on actual Plan Achievement, at the same time the awards are paid to active employees.  If the Participant dies during active employment after the attainment of age 55 and the completion of 10 or more years of service, or after the attainment of age 65 and the completion of 5 or more years of service, without formally retiring under the terms of the Estée Lauder Inc. Retirement Growth Account Plan (or an affiliate or a successor plan or program of similar purpose), the Participant will have deemed to be retired as of the date of death and this Section 4(b) will apply rather than Section 4(a).  If the Participant dies or becomes disabled after retirement as contemplated by this Section 4(b), the provisions of this section shall apply.

(c)                      Disability.  If the Participant becomes totally and permanently disabled (as determined under the Company’s long-term disability program), the Performance Share Unit Award will continue through the Award Period and the Participant will be paid a pro rata amount for the number of full months employed during the Award Period (determined under the proration methodology in paragraph 4(a)) based on actual Plan Achievement.  Payment will occur at the same time the awards are paid to active employees.

(d)                     Termination of Employment Without Cause.  If the Participant’s employment is terminated at the instance of the Company or relevant subsidiary without Cause (as defined below) on or prior to the end of the first year of the Award Period, the Performance Share Unit Award will be forfeited.  If such termination occurs after the end of the first year of the Award Period, the Performance Share Unit Award will continue through the Award Period and the Participant will be paid a pro rata amount for the number of full months employed during the Award Period (determined under the proration methodology in paragraph 4(a)) based on actual Plan Achievement.  Payment will occur at the same time the awards are paid to active employees.

(e)                      Termination of Employment By Employee.  If the Participant terminates his or her employment (e.g., by voluntary resigning) other than by retirement, which is subject to paragraph 4(b) above, the Performance Share Unit Award will be forfeited.

(f)                        Termination of Employment With Cause.  If the Participant is terminated for Cause, the Performance Share Unit Award will be forfeited.  For this purpose, “Cause” is defined in the employment agreement in effect between the Participant and the Company or any subsidiary, including any employment agreement entered into after the Grant Date.  In the absence of an employment agreement, “Cause” means any breach by the Participant of any of his or her material obligations under any Company policy or procedure, including, without limitation, the Code of Conduct.

(g)                     Post Employment Conduct.  Payout of any Performance Share Unit Award after termination of employment is subject to satisfaction of the conditions precedent that the Participant neither (i) competes with, takes employment with, or renders services to a competitor of the Company, its subsidiaries, or affiliates without the Company’s written consent, nor (ii) conducts himself or herself in a manner adversely affecting the Company.

If the Participant’s employment terminates after the expiration of the Award Period but prior to payout, payout will be subject to the above.

5.     No Rights of Stock Ownership. This grant of Performance Share Units does not entitle the Participant to any interest in or to any voting or other rights normally attributable to Share ownership.

6.     Withholding. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains his or her responsibility.  Furthermore, Participant acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including the grant of the Performance Share Units, the vesting of the Performance Share Units, the delivery of Shares, the subsequent sale of Shares acquired under the Plan ; and (ii) do not commit to structure the terms of the grant of the Performance Share Units or any aspect of Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items.

Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer.  In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from his or her wages or other cash compensation paid by the Company and/or the Employer or from proceeds of the sale of the Shares acquired under the Plan.  Alternatively, or in addition, the Company may (i) sell or arrange for the sale of Shares that Participant acquires under the Plan to meet the withholding obligation for the Tax-Related Items, and/or (ii) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  If the Company satisfies the Tax-Related Item withholding obligation by withholding a number of Shares as described herein, Participant will be deemed to have been issued the full number of Shares due to Participant at vesting, notwithstanding that a number of the Shares is held back solely for purposes of such Tax-Related Items.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of his or her participation in the

Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue Shares under the Plan and refuse to deliver the Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this paragraph.

7.     Nonassignability. This award may not be assigned, pledged, or transferred except, if the Participant dies, to a designated beneficiary or by will or by the laws of descent and distribution. The foregoing restrictions do not apply to transfers under a court order, including, but not limited to, any domestic relations order.

8.     Effect Upon Employment. The Participant’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, is not enlarged or otherwise affected by an award under this Agreement.  Nothing in this Agreement or the Plan gives the Participant any right to continue in the employ of the Company or any of its subsidiaries or to interfere in any way with any right the Company or any subsidiary may have to terminate his or her employment at any time.  Payment of Shares is not secured by a trust, insurance contract or other funding medium, and the Participant does not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on his or her behalf.  A Performance Share Unit confers no rights as a shareholder of the Company until Shares are actually delivered to the Participant.

9.     Notices.  Any notice required or permitted under this Performance Share Unit Award Agreement is deemed to have been duly given if delivered, telecopied, mailed (certified or registered mail, return receipt requested), or sent by internationally-recognized courier guaranteeing next day delivery (a) to the Participant at the address on file in the Company’s (or relevant subsidiary’s) personnel records or (b) to the Company, attention Stock Plan Administration at its principal executive offices, which are currently located at 767 Fifth Avenue, New York, NY 10153.

10.  Disclosure and Use of Information.

a.     By signing and returning the attached Notice of Grant, and as a condition of the grant of the Performance Share Units, the Participant hereby expressly and unambiguously consents to the collection, use, and transfer of personal data as described in this paragraph by and among, as necessary and applicable, the Employer, the Company and its subsidiaries and by any agent of the Company or its subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

b.     The Participant understands that the Employer, the Company and/or its other  subsidiaries holds, by means of an automated data file or otherwise, certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Share Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for purposes of managing and administering the Plan (“Data”).

c.     The Participant also understands that part or all of his or her Data may be held by the Company or its subsidiaries in connection with managing and administering previous award or incentive plans or for other purposes, pursuant to a prior  transfer made with the Participant’s consent in respect of any previous grant of performance share units or other awards.

d.     The Participant further understands that the Employer may transfer Data to the Company or its subsidiaries as necessary to implement, administer, and manage his or her participation in the Plan.  The Company and its subsidiaries may transfer data among themselves, and each, in turn, may further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.     The Participant understands that the Company, its subsidiaries, and the Data Recipients are or may be located in his or her country of residence or elsewhere. The Participant authorizes the Employer, the Company, its subsidiaries, and the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form to implement, administer, and manage his or her participation in the Plan, including any transfer of Data that the Administrator deems appropriate for the administration of the Plan and any transfer of Shares on his or her behalf to a broker or third party with whom the Shares may be deposited.

f.      The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.

g.     The Participant understands that Data will be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and he or she may oppose the processing and transfer of his or her Data and may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw his or her consent by notifying the Company in writing. The Participant further understands that withdrawing consent may affect his or her ability to participate in the Plan.

11.  Discretionary Nature and Acceptance of Award.  By accepting this Award, the Participant agrees to be bound by the terms of this Agreement and acknowledges that:

a.     The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b.     The award of Performance Share Units is voluntary and occasional, and does not create any contractual or other right to receive future awards of Performance Share Units, or benefits in lieu of Performance Share Units, even if Performance Share Units have been awarded repeatedly in the past.

c.     All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.     Participant’s participation in the Plan is voluntary;

e.     Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Company or the Employer to terminate Participant’s employment at any time;

f.      Performance Share Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiary, and which is outside the scope of Participant’s employment or service contract, if any;

g.     The Performance Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary;

h.     In the event the Participant is not an employee of the Company, the Performance Share Units and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Performance Share Units and Participant’s participation in the Plan will not be interpreted to form an employment or service contract with any subsidiary of the Company;

i.      The future value of the underlying Shares is unknown and cannot be predicted with certainty;

j.      In consideration of the award of the Performance Share Units, no claim or entitlement to compensation or damages shall arise from termination of the Performance Share Units or diminution in value of the Performance Share Units, or Shares acquired upon vesting of the Performance Share Units, resulting from termination of Participant’s employment by the Company or any subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the award of the Performance Share Units, Participant irrevocably releases the Company and any subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice of Grant, Participant shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;

k.     In the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive Performance Share Units under the Plan and to vest in such Performance Share Units, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of this Agreement;

l.      The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

m.    Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

12.  Failure to Enforce Not a Waiver.  The Company’s failure to enforce at any time any provision of this Agreement does not constitute a waiver of that provision or of any other provision of this Agreement.

13.  Governing Law.  The Performance Share Unit Award Agreement is governed by and is to be construed according to the laws of the State of New York that apply to agreements made and performed in that state, without regard to its choice of law provisions.  For purposes of litigating any dispute that arises under the Performance Share Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where the Performance Share Units are made and/or to be performed.

14.  Partial Invalidity.  The invalidity or illegality of any provision of the Agreement will be deemed not to affect the validity of any other provision.

15.  Section 409A Compliance.  This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations, rulings, or guidance provided thereunder.  The Company reserves the unilateral right to amend this Agreement upon written notice to the Participant to prevent taxation under Code section 409A.

16.  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Performance Share Units awarded under the Plan or future Performance Share Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

The Estée Lauder Companies Inc.

By:
Amy DiGeso
Executive Vice President,
Global Human Resources

Schedule “A”

For Net Sales Cumulative Annual Growth Rate:

	Component Plan Achievement	Component Payout (Percentage of Target Award)

Maximum	(***)	(***)

	(***)	(***)

Threshold	(***)	(***)

For Net Earnings Per Share Cumulative Annual Growth Rate:

	Component Plan Achievement	Component Payout (Percentage of Target Award)

Maximum	(***)	(***)

	(***)	(***)

Threshold	(***)	(***)

For ROIC Cumulative Annual Growth Rate:

	Component Plan Achievement	Component Payout (Percentage of Target Award)

Maximum	(***)	(***)

	(***)	(***)

Threshold	(***)	(***)

Payout amount for levels of Plan Achievement between the maximum and threshold achievement shall be interpolated on a straight line basis (rounded up to the nearest integer).  In no event shall the Participant receive a payout in excess of (*)% of the Target Award for any component.  No payout shall be made in the event of component Plan Achievement less than the threshold achievement.  Notwithstanding anything to the contrary stated above, the Committee may reduce the payment based on other factors at the discretion of the Committee unless a Change of Control has occurred.

For purposes of this Performance Share Unit Award Agreement, “Net Sales” has the meaning utilized by the Company in its consolidated financials in accordance with generally accepted accounting principles as in effect on the first day of the Award Period, excluding the impact of foreign currency fluctuations,

“Earnings Per Share” means “diluted earnings per share” as utilized by the Company in its consolidated financials and ROIC represents Return on Invested Capital with invested capital defined as assets less liabilities (excluding debt).  Actual payment of the Performance Share Units awarded will be determined for each component in accordance with the table above.

In measuring Plan Achievement, financial performance measures (e.g., “Earnings Per Share”, “Net Sales” and “ROIC”) will be calculated without regard to the following:

•                  Changes in accounting principles (i.e., cumulative effect of GAAP changes)

•                  Extraordinary items as defined in accordance with US GAAP or which are the result of a change in the law or the Company’s response thereto

•                  Income/loss from discontinued operations and income/loss on sale of discontinued operations

•                  Non-recurring operating income/expenses (separately stated and disclosed in the financial statements — e.g., restructuring charges, legal settlement charges, goodwill write-off)

•                  Impairment of intangibles

In calculating net sales during the Award Period, net sales in currencies other than U.S. dollars shall be translated into U.S. dollars at the Company’s budget exchange rate at the beginning of the Award Period.

Earnings Per Share will be calculated based on the weighted average number of Shares outstanding as of the measurement date and will be adjusted to eliminate the effect of material changes in the number or type of outstanding Shares due to events such as:

•                  Stock splits

•                  Stock dividends

•                  Recapitalizations

•                  Acquisitions involving stock of the Company

No adjustment will be made for the impact of stock repurchases under any plans approved by the Board.

NOTICE OF GRANT

UNDER

THE ESTÉE LAUDER COMPANIES INC.

AMENDED AND RESTATED FISCAL 2002 SHARE INCENTIVE PLAN (The “Plan”)

This is to confirm that you were awarded a grant of Performance Share Units at the most recent meeting of the Stock Plan Subcommittee of the Compensation Committee of the Board of Directors representing the right to receive shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Shares”), subject to the terms of the Plan and the Performance Share Unit Award Agreement.  This award was made in recognition of the significant contributions you have made as a key employee of the Company, and to motivate you to achieve future successes by aligning your interests more closely with those of our stockholders.  This Performance Share Unit Award is granted under and governed by the terms and conditions of the Plan and the Performance Share Unit Award Agreement (the “Agreement”) made part hereof.  The Agreement and Summary Plan Description are being sent to you in a separate e-mail.  Please read these documents and keep them for future reference.  The specific terms of your award are as follows:

Participant:

Employee Number:

Grant Date:	September 15, 2010

Award Period:	July 1, 2010 to June 30, 2013

Type of Award:	Stock Unit and Performance-Based Award (referred to herein as a “Performance Share Unit”)

Target Award:	shares of Class A Common Stock. See Schedule “A” to the Agreement for actual payouts depending upon level of performance.

Plan Achievement goal at 100% for Award Period:

Net Sales Cumulative Annual Growth Rate
%

Earnings Per Share Cumulative Annual Growth Rate
%

ROIC Cumulative Annual Growth Rate
%

Questions regarding the award can be directed to Thomas Fellenbaum at (212) 572-3705 or Patricia Zakrzewski at (973) 492-3609.

If you wish to accept this grant, please sign this Notice of Grant and return immediately to:

Compensation Department

767 Fifth Avenue, 43rd Floor

New York, New York 10153

Attention: Thomas Fellenbaum

Any dividends earned on vested Shares, after applicable withholding, that are held in an account for Participant at BNY Mellon Shareowner Services (or its successor) engaged by The Estée Lauder Companies Inc. for the purposes of holding the Shares for Participant upon vesting (the “Agent”), will be automatically reinvested in accordance with Agent’s applicable procedures in additional whole and fractional shares Company Class A Common Stock unless you notify Patricia Zakrzewski or Thomas Fellenbaum in writing prior to the Vesting Date set forth above that you do not wish to have your dividends reinvested.

The undersigned hereby accepts, and agrees to, all terms and provisions of the Agreement, including those contained in this Notice of Grant.

By	Date

Enclosure:  Performance Share Unit Fact Sheet

Sign and Return this Notice of Grant Immediately!